Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

BINAH CAPITAL GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Shares of common stock, $0.0001 par value(1)	457(c) and 457(f)(1)(2)	4,338,256	$10.80(3)	$208,000,000	$110.20 per $1,000,000.00(4)	$22,921
Total Offering Amounts							$22,921
Total Fees Previously Paid							-
Net Fee Due							$22,921

(1)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	In accordance with Rule 457(f)(1) and Rule 457(c), as applicable, based on $10.80, the average of the high and low prices of the registrant’s shares of common stock as reported on the OTC Pink on December 23, 2022.

(3)	Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of KWAC Class A Common Stock on the OTC Pink on December 23, 2022 ($10.80 per share of KWAC Class A Common Stock).

(4)	Pursuant to Section 6(b) of the Securities Act, a rate equal to $110.20 per $1,000,000 of the proposed maximum aggregate offering price.